Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation (the “Company”) of our reports dated February 28, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 which reports appear in the December 31, 2006, Annual Report on Form 10-K of the Company.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments. As also discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for postretirement plans.

KPMG LLP

Houston, Texas

March 1, 2007